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                                                                   EXHIBIT 10.29

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                LICENSE AGREEMENT

1.       INTRODUCTION

         THIS AGREEMENT is between the UNIVERSITY OF SOUTHERN CALIFORNIA, (hereinafter USC) a California nonprofit corporation with its principal place of business at University Park, Los Angeles, California 90089, and Bio-Management, Inc., a Nevada corporation, with its principal place of business at 4 Hook Road, Sharon Hill, PA 19079 (hereinafter Licensee).

         WHEREAS USC warrants that it is the owner and that it has the right to exclusively license those inventions which are the subject matter of the patent applications listed in Appendix A and of which the inventors are Peter Brooks and Dorothy Rodrequez of USC (hereinafter Inventor);

         WHEREAS Licensee desires to obtain an exclusive license in the defined FIELD OF USE to manufacture and market products utilizing the inventions as hereinafter defined;

         WHEREAS, USC is willing to grant a worldwide, exclusive license in the defined FIELD OF USE to Licensee subject to the terms, conditions, limitations, and restrictions set forth below;

         NOW, THEREFORE, in consideration of the covenants herein contained, the parties agree as follows:

2.       DEFINITIONS

         For all purposes of this Agreement the following terms shall have the meanings specified below:

         a. The term "PATENT" or "PATENTS" shall mean any and all patent applications listed in Appendix A (Appendix A may be added to from time to time by USC and USC shall notify Licensee of any such additions), any and all patents issued thereon or any continuation, division, extensions or reissue thereof, and any and all foreign patents issuing from any application filed which corresponds to claims contained in any of the foregoing patents or applications.

         b. "PRODUCT" or "PRODUCTS" shall mean any article, composition, apparatus, substance, chemical, material, method or service which is made, used, distributed or sold by Licensee which:

                  i. is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which the PRODUCT(S) is made, used, distributed or sold;

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                  ii.      is manufactured using a method or process which is
                  covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which
                  (a) the PRODUCT(S) is made, used, distributed or sold, or (b) the method or process is used or sold; or

                  iii. the use of which is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which (a) the PRODUCT(S) is made, used, distributed or sold, or (b) the method or process is used or sold;

                  A PRODUCT is covered by a pending or unexpired claim of a PATENT if in the course of manufacture, use, distribution or sale, it would, in the absence of this Agreement, infringe one or more claims of the PATENT which has not been held invalid by a court from which no appeal can be taken.

         c.       "FIELD OF USE" shall mean any fields of use.

         d. "NET SALES PRICE" shall mean the gross billing price of any PRODUCT actually received by Licensee or its SUBLICENSEE for the sale or distribution of any PRODUCT, less the following amounts actually paid by Licensee or SUBLICENSEE:

                  i.       discounts allowed;

                  ii.      returns;

                  iii.     transportation charges or allowances;

                  iv. packing and transportation packing material costs (not including product containers or product packing containers as manufactured by the Company);

                  v.       customs and duties charges; and

                  vi. sales, transfer and other excise taxes or other governmental charges levied on or measured by the sales but no franchise or income tax of any kind whatsoever.

                  In addition to the aforementioned deductions, Licensee may divert royalties otherwise payable to USC to the escrow account referenced in Paragraph 7.a. herein.

                  Every commercial use or disposition of any PRODUCT, in addition to a bona fide sale to a customer, shall be considered a sale of such PRODUCT. The NET SALES PRICE, in the case of a use or disposition other than a bona fide sale, shall be equivalent the then payable NET SALES PRICE of such PRODUCT in an arm's length transaction.

         e. "SUBLICENSEE" shall mean any third party licensed by Licensee to make, or sell any PRODUCT in accordance with the terms of this Agreement.

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         f.       "EFFECTIVE DATE" of this Agreement shall be the date when the last party has signed this Agreement.

3.       LICENSE PHASE

         a. In consideration of the license fee and royalties, and subject to the terms and conditions, as set forth in this Agreement USC hereby grants to
Licensee:

                  i. the exclusive worldwide license in the FIELD OF USE to use the PATENT to make, use and sell and to have made, have sold and sublicense (pursuant to paragraph 3.a.ii.) the PRODUCT(S); and

                  ii. the right to grant sublicenses to any PATENT licensed exclusively hereunder, provided that any SUBLICENSEE agrees to be bound by the terms and conditions of this Agreement applicable to SUBLICENSEES.

         b. All licenses pursuant to 3.a. and 3.b. to inventions conceived or first actually reduced to practice during the course of research funded by a U.S. federal agency are subject to the rights, conditions and limitations imposed by U.S. law, including but not limited to the following:

                  i. The words "exclusive license" as used herein shall mean exclusive except for the royalty free non-exclusive license granted to the U.S. government by USC pursuant to 35 USC Section 202(c)(4) for any PATENT claiming an invention subject to 35 USC Section 201 and except for the rights of USC and Inventors as set forth in Paragraph 5.

                  ii. Licensee agrees that PRODUCTS used or sold in the United States shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the relevant U.S. federal agency.


         c. In addition to the royalty referred to in Paragraph 4 the Licensee shall pay USC a license fee of Two Hundred and Fifty Thousand Dollars ($250,000) payable within ten (10) days of the EFFECTIVE DATE.


4.       ROYALTY

         a. On all sales of PRODUCTS anywhere in the world by Licensee or any SUBLICENSEE, Licensee shall pay USC a royalty of [***] the NET
SALES PRICE.


         b. The Licensee will pay an annual minimum royalty. The minimum royalty on the PRODUCTS will be Ten Thousand Dollars ($10,000) commencing on the third anniversary of the EFFECTIVE DATE of this agreement, and shall be due on or before each subsequent anniversary of the EFFECTIVE DATE for each succeeding year up to the date of expiration of the last PATENT. Should Licensee fail to make earned royalty payments sufficient to meet said minimum royalty requirements, it may pay the


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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difference between the earned royalty and the minimum royalty requirement to keep this Agreement in force.

         c. Licensee shall pay such royalties to USC on a calendar quarter basis. With each quarterly payment, Licensee shall deliver to USC a full and accurate accounting to include at least the following information:

                  i. Quantity of each PRODUCT sold (by country) by Licensee and its SUBLICENSEES;

                  ii.      Total receipts for each PRODUCT (by country);

                  iii. Quantities of each PRODUCT used by Licensee and its SUBLICENSEES;

                  iv.      Names and addresses of SUBLICENSEES of Licensee;

                  v.       Total number of PRODUCTS manufactured (by country);
                           and

                  vi.      Total royalties payable to USC.

         d. In each year the amount of royalty due shall be calculated quarterly as of March 31, June 30, September 30 and December 31 and shall be paid quarterly within the thirty next (30) days following such date. Every such payment shall be supported by the accounting prescribed in Paragraph 5.d. and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the applicable end of calendar quarter.

         e. The royalty payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one and a half percent (1.5%) above the prime rate in effect on the due date, not to exceed the maximum permitted by law. The payments of such interest shall not preclude USC from exercising any other rights it may have as a consequence of the lateness of any royalty payment.

5.       RIGHTS RETAINED BY UNIVERSITY

         Notwithstanding the exclusive license granted in Paragraph 4a, USC and Inventors will have the absolute, nontransferable right to use the technology covered by the PATENTS and all improvements thereof, for conducting research and educational purposes.

6.       PATENT PROSECUTION

         a. USC shall file, prosecute and maintain, during the course of this Agreement, the patent

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applications and patents listed in Appendix A. Should Licensee require the filing of foreign patents, USC shall take responsibility for filing, prosecuting and maintaining said foreign patents. Licensee shall have reasonable opportunities to advise USC and shall cooperate with USC in such prosecution, filing and maintenance. USC shall furnish to License copies of documents relevant to such prosecution, filing and maintenance.

         b. Licensee shall reimburse all reasonable legal expenses incurred and paid by USC in filing, prosecuting and maintaining the U.S. and foreign applications listed (or to be listed pursuant to Paragraph 2a.) in Appendix A, whether such expenses were incurred before or after the date of this Agreement. These legal expenses shall include the attorneys' and agents' fees, foreign filing fees and out-of-pocket costs associated with responding to office actions and any other fees and costs directly related to obtaining and/or maintaining patent protection in the countries listed in Appendix A. Licensee shall advance payments of maintenance fees and annuities as part of such legal expenses to be reimbursed by Licensee within thirty (30) days of request by USC, unless Licensee is advised otherwise by timely notice from USC.

         c. If the Licensee elects (i) not to pursue a PATENT or (ii) to terminate the prosecution or maintenance of a PATENT in any country, the Licensee surrenders its right to make, use or sell PRODUCTS covered by the non-elected PATENT in that particular country and shall grant to USC the exclusive rights previously granted to Licensee, without limitation, for that country. Licensee agrees to execute all necessary documents to carry out this grant of rights to USC. Payments referred to in Paragraphs 7.a. and 7.b shall not be refunded upon such non-election or termination.

7.       PATENT INFRINGEMENT

         a.       Defensive Controversy.

         Licensee shall promptly notify USC of all claims, allegations and notifications of infringement of third party patents. Except for the placing in escrow of a portion of royalties as referred to hereinafter, USC shall have no obligation or liability in the event that legal action is brought against Licensee for patent infringement. Such obligation and liability shall be borne by Licensee. Licensee may choose legal counsel and defend the patent infringement lawsuit. During such lawsuit, Licensee may place all of the royalties derived from sales of the PRODUCT in the country where such lawsuit is pending in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions insulating the funds from claims of any creditor. Upon termination of the action, one-half (1/2) of any judgment amount, reasonable attorneys' fees and costs, may be paid from this escrow account. Should the settlement of any such patent infringement lawsuit involve payment of royalties by Licensee to a third party for the continued right to manufacture, use, and sell the PRODUCT, then funds in the escrow account and royalties payable to USC may be applied against up to one-half (1/2) of such royalties to a third party. Any funds thereafter remaining in the escrow shall be paid to USC. The above shall constitute USC's sole liability and responsibility in the event of such action. Royalties paid to third parties as provided for above shall be included when

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determining whether the minimum royalty provided for in this Agreement has been paid in a given year. During the patent infringement litigation both parties shall keep each other informed in writing of significant developments in the lawsuit.

         b.       Offensive Controversy.

         Licensee shall promptly notify USC of any potential infringement of a PATENT. In the event that a third party infringes on a PATENT, Licensee shall have the right but not an obligation to bring legal action to enforce any such patent. If Licensee exercises such right, Licensee shall select legal counsel and pay all legal fees and costs of prosecution of such action. In the event that Licensee shall choose not to take such action, USC shall have the right, at its option and at its own expense, to prosecute any action to enjoin such infringement or to prosecute any claim for damages. The party prosecuting any such action shall be entitled to retain any funds received as a result of settlement or judgment of such action. The parties may also agree to jointly pursue infringers. After deduction and payment to the parties of their respective costs and fees (including without limitation reasonable attorneys' fees) incurred in prosecuting any such actions, the net funds obtained as a result of settlement or of judgment of any such jointly prosecuted action shall be divided in the following manner: 25% of all net funds shall be divided equally by the parties and 75% of all the net funds shall be divided between the parties in the proportion to the amount of legal fees and costs incurred by the parties in the prosecution of such actions. If funds are insufficient to pay all costs and fees then all of the funds shall be paid to the parties in said proportion.

         c. During any litigation hereunder both parties shall keep each other timely informed of any significant development in the litigation and provide all reasonably requested technical assistance. During any said controversy, full royalty payment shall continue, except as otherwise provided herein.

8.       RECORDS

         Licensee and SUBLICENSEES shall keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to USC under this License Agreement. Said books and records shall be kept at Licensee's principal place of business for at least four (4) years following the end of the calendar year to which they pertain and shall be open at all reasonable times for inspection upon prior written notice by a representative of USC for the purpose of verifying Licensee's royalties statement or Licensee's compliance in other respects with this License Agreement. All information obtained as a result of such audit shall be maintained in confidence, except that the representative may disclose to USC the aggregate amount of royalties due to USC during each year, as determined in such audit. Should an audit by USC show an underpayment of royalties by more than 10%, Licensee shall immediately pay such underpayment and all interest, as well as for USC's reasonable audit expenses.

9.       SERVICES OF INVENTORS

         USC shall make reasonable efforts to make Inventors available during regular business hours to answer questions concerning certain technical aspects of the technology. Should Licensee desire to use the services of Inventors for further testing and/or market studies of the technology, a separate research and development and/or consulting agreement should be negotiated with Inventors and the USC Office of Contracts and Grants.

10.      SUBLICENSE PERMISSION

         Licensee may sublicense the PATENT(S) only upon giving USC advance notice of the sublicense and providing a copy of the sublicense agreement. Each SUBLICENSEE must agree in writing to be bound by the terms of this Agreement.

11.      PATENT MARKING

         Licensee shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for the PRODUCTS as needed to protect the patent and other intellectual property rights of USC and right for damages for infringement thereof.

12.      PUBLICATIONS

         Nothing in this Agreement shall limit or prevent USC or Inventors from publishing any information about the PATENT, except that USC and Inventors shall furnish Licensee with a copy of any such public disclosure at least thirty (30) days prior to the intended disclosure date. If the proposed publication contains subject matter that Licensee would like to license, USC agrees to delay publication up to an additional forty-five (45) days at the request of the Licensee if patent protection is desired.

13.      PUBLICITY

         Neither party shall use the name, trade name, trademark or other designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party.

14.      ASSIGNMENTS/TRANSFERS

         Licensee may not assign or transfer this Agreement in whole or part to any third party without the

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prior written permission of USC, which permission shall be granted in the sole discretion of USC. The Licensee may only assign the entire Agreement to successors of the entire business of the PRODUCTS if the successor agrees to be bound by this Agreement and prior written notice is provided to USC.

15. TERMINATION

         a. Upon the breach of or default under this License Agreement by either party, the non-breaching party may terminate this License Agreement by sixty (60) days written notice to the breaching party. Said notice shall be effective at the end of such period unless during said period breaching party shall remedy such defect or default. Licensee may also terminate this Agreement at any time, for any reason, by providing USC a thirty (30) days written notice. No license fees, or royalties shall be returnable. This Agreement may also be terminated, subject to the Licensee's right to cure within ten (10) days, by USC on the occurrence of any of the following: (i) Licensee attempts to use, sublicense, transfer or assign its rights or obligations under this Agreement in any manner contrary to the terms of this Agreement or in derogation of USC's proprietary rights; (ii) Licensee fails to obtain and maintain the insurance coverages required by Paragraph 23 hereof; or (iii) Licensee is determined to be insolvent or makes an assignment for the benefit of creditors, or has a bankruptcy petition filed by or against it, or a receiver or trustee in bankruptcy or similar officer is appointed to take charge of all or part of Licensee's property. Upon termination of the Agreement all rights granted to or provided by each party to the other shall automatically and irrevocably revert to the granting party.

         b.       Surviving any termination are:

                  i. Licensee's obligation to pay royalties accrued or accruable.

                  ii. Licensee's obligation of Paragraph 8 to keep and allow a final audit.

                  iii. Any cause of action or claim of Licensee or USC, accrue or to accrue, because of any breach or default by the other party.

                  iv.      The provisions of Paragraphs 21,22 and 23.

         c. Upon termination of this Agreement, Licensee agrees to immediately discontinue the manufacture and sale of the PRODUCTS and the use of the PATENTS. Within twenty (20) days after such termination, Licensee shall provide USC with a written inventory of all PRODUCTS currently in its stock as of the date of termination (the "INVENTORY"). USC shall have the option to grant to Licensee the privilege of disposing of such INVENTORY at its normal prices within three (3) months after said termination. Licensee shall dispose of this INVENTORY only to customers who had previously purchased PRODUCTS from Licensee during the term of this Agreement, and in no event shall Licensee sell such INVENTORY to wholesalers, diverters, jobbers or any other entity which does not sell at retail exclusively or to any one else who intends to sell such INVENTORY at close-out. The disposition of all such INVENTORY, however, shall be subject to all of the terms and conditions of this

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Agreement. After the three (3) month sell-off period, Licensee shall destroy or return to USC at the election and cost of USC all remaining unsold PRODUCTS and all packaging and marketing materials, and shall certify their destruction or return to USC specifying the number of each destroyed or returned. All royalty obligations, including any unpaid portions of the minimum royalty, shall be accelerated and shall become immediately due and payable. In addition, Licensee shall immediately deliver to USC or destroy all materials relating to the PATENTS, together with all copies thereof, and deliver to USC all market studies or other tests or studies conducted by Licensee with respect to the PRODUCTS, all at no cost whatsoever to USC.

         d. LICENSEE acknowledges and agrees that any violation of this Agreement by Licensee would result in irreparable harm to USC. Accordingly, Licensee consents and agrees that, if Licensee violates any of the provisions of this Agreement, USC shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining Licensee from committing or continuing any violation of this Agreement.

16. NOTICES, REPORTS AND PAYMENTS

         Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent by return receipt delivery or delivered to the receiving party at the address set forth below or at such address as either party may from time to time designate in writing.

USC:          Office of Patent and Copyright Administration
              University of Southern California
              3716 South Hope Street, Suite 313
              Los Angeles, California 90007-4344 (U.S.A.)

Attn:         Director

LICENSEE:     Bio-Management, Inc.
              4 Hook Road
              Sharon Hill, PA 19079

Attn:         Joseph A. Troilo, Jr.
              Corporate Counsel

17.      PARAGRAPH HEADINGS

         Paragraph headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

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18. SEVERABILITY

         If any provision of this Agreement is held invalid under any law applicable to the parties, SUBLICENSEES and/or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

19. CONTROLLING LAW, JURISDICTION AND VENUE

         This Agreement shall be deemed to be executed and to be performed in the State of California, and shall be construed in accordance with the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect and performance. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this agreement, such controversy, claim or dispute may be tried exclusively in the courts of the State of California or in the United States Federal District Court for the Central District of California, as either party may elect. Each of the parties hereby waives any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other party at the address provided for in Paragraph 16 hereof. Both parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this Paragraph 19.

20. TERM OF THE AGREEMENT

         Except as otherwise terminated pursuant to the other provisions of this License Agreement, this Agreement shall terminate upon expiration of the last to expire of the patents or fifteen (15) years from the Effective Date of this Agreement, whichever is longer.

21. NEGATION OF WARRANTIES

         a.       Nothing in this Agreement shall be construed as:

                  i. a warranty or representation by USC as to the validity or scope of the PATENT and/or PATENT Application; or

                  ii. a warranty or representation that any PRODUCTS made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

                  iii. an obligation to bring or prosecute actions or suits against third parties for infringement; or

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                  iv.      conferring the rights to use in advertising,
                           publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, of USC or Licensee; or

                  v.       any obligation to furnish any know-how not provided.

         b. USC MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, nor does USC represent that the rights granted hereunder will result in PRODUCTS that are commercially successful.

         c. Licensee further agrees that it will not rely upon technical information provided by USC and Inventors in developing and manufacturing any PRODUCTS hereunder, but will independently test, analyze and evaluate all PRODUCTS prior to manufacture and distribution of such PRODUCTS.

22. INDEMNITY

         a. Licensee shall defend, indemnify and hold harmless USC and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the "Indemnitees"), against all liabilities, demands, losses, costs, and expenses (including without limitation attorneys' fees) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including but not limited to, actions in the form of tort, warrantee, or strict liability) for death, personal injury, illness, or property damage arising from Licensee's use, sale, or other disposition of the PRODUCT(S).

         b. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to USC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. To the extent that any proposed settlement directly affects USC, the Licensee shall obtain the approval of USC before finally agreeing to such settlement proposal, which consent shall not be unreasonably withheld.

23. INSURANCE

         a. Upon the execution of this Agreement Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than One Million Dollars ($1,000,000) per incident and One Million Dollars ($1,000,000) annual aggregate for death, bodily injury or illness and Two Hundred Thousand Dollars ($200,000) annual aggregate in property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and
(ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $50,000 annual aggregate) such self-insurance program must be acceptable to

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USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC within ten (10) days of the EFFECTIVE DATE of this agreement. Licensee shall maintain such comprehensive general liability insurance until such time as the policy in Paragraph 23.b. or Paragraph 23.c is procured, or until fifteen (15) years after the term of this Agreement.

         b. During such time and in each country where PRODUCT, or any modification thereof, is utilized in human clinical trials by Licensee or any SUBLICENSEE, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than Five Million Dollars ($5,000,000) per incident and Five Million Dollars ($5,000,000) annual aggregate for death, bodily injury, illness or property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $125,000 annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC prior to any manufacture, sale, distribution or administration to humans. Licensee shall maintain such comprehensive general liability insurance until such time as the policy in Paragraph 23.c is procured, or until fifteen (15) years after the term of this Agreement.

         c. During such time and in each country where PRODUCT, or any modification thereof, is administered to humans, manufactured or distributed for any purpose other than for human clinical trials as specified in Paragraph 23.b (including for the purpose of obtaining regulatory approvals) by Licensee or any SUBLICENSEE, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than Ten Million Dollars ($10,000,000) per incident and Ten Million Dollars ($10,000,000) annual aggregate for death, bodily injury, illness or property damage. Such comprehensive general liability insurance shall provide
(i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC prior to any manufacture, sale, distribution or administration to humans. Licensee shall maintain such comprehensive general liability insurance during the period that the PRODUCT or any modification thereof is being manufactured, sold, distributed or administered to humans by the Licensee or its SUBLICENSEES and a reasonable period thereafter which in no event shall be less than fifteen (15) years.

         d. In the event that Licensee does not maintain such insurance, but is self-insured, or carries a

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substantial self-retention, USC may grant permission for such self-insurance only if, in the sole discretion of USC, the net worth, assets and earnings of the Licensee are deemed sufficient to protect USC's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

         e. The minimum amounts of insurance coverage required under this Paragraph (subparts 23.a., 23.b., and 23.c.) shall not be construed to create a limit of Licensee's liability with respect to its indemnification in Paragraph 22 or any other provision of this Agreement.

         f. Licensee shall include in the terms of any sublicense provisions obligating the sublicensee to indemnify Licensee and USC to the same extent and degree as Licensee has agreed to indemnify USC herein and to procure and maintain in effect, at all times during which the sublicensee manufactures, uses, sells, leases, or otherwise transfers or disposes of PRODUCTS and for a reasonable period of time thereafter but in any event not less than fifteen (15) years, a comprehensive general liability policy of insurance having coverages no less that those specified in Paragraphs 23.a., 23.b. and 23.c. herein naming both Licensee and USC as additional insured. A Certificate evidencing the comprehensive general liability policy shall be delivered to USC prior to USC's giving permission for such sublicensing agreement and a Certificate evidencing the product liability coverage shall be delivered prior to first manufacture of any PRODUCTS by the SUBLICENSEE. In the event a prospective SUBLICENSEE does not maintain such insurance, but is self-insured, or carries a substantial self-retention, USC may grant permission for such sublicense only if, in the sole discretion of USC, the net worth, assets and earnings of such prospective SUBLICENSEE are deemed sufficient to protect USC's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

24. ATTORNEYS' FEES

         In any action on or concerning this Agreement, the prevailing party shall be awarded its reasonable attorneys' fees, costs and necessary disbursements, to be paid by the nonprevailing party.

25. PRODUCT DEVELOPMENT

         Licensee shall use its reasonable efforts to test, develop the PRODUCT for commercial purposes throughout the world. On or before January 1 of each year during the term of this Agreement, commencing January 1,2003, Licensee shall submit to USC a report detailing its research, regulatory approval, marketing and product development objectives the coming year as well as the research, regulatory approval, marketing and development activities which Licensee undertook during the preceding year. The reports shall identify specific future milestones (regulatory approval and product development) and information demonstrating that the Licensee is providing sufficient financial and manpower resources to evidence its use of reasonable efforts. Within six (6) months after the signing of this Agreement and each two (2) years thereafter, a representative of the Office of Patent and Copyright Administration of USC, at Licensee's expense (including transportation, and, if appropriate, lodging and meals), shall visit the manufacturing and marketing facilities of Licensee and be presented with an in-depth updating of the manufacturing capability and marketing network of Licensee.

26. CONFIDENTIAL INFORMATION

         a. Neither party shall, without the prior written consent of the other party in each instance, disclose or use in any way, except as is consistent with the terms of this Agreement, any Confidential Information of the other party acquired in the course of the transactions contemplated hereby.

         b. Confidential Information shall mean any business or technical information disclosed by one of the parties to this Agreement to the other party, and prominently stamped as "CONFIDENTIAL", whether or not patentable, copyrightable or otherwise protected by law; excluding information:

                  i. that was in the public domain at the time the disclosing party communicated such Confidential Information;

                  ii. that was in the public domain through no fault of the party receiving the disclosure; or

                  iii. which the party receiving the disclosure can show conclusively, by written records kept in the ordinary course of its business or by proof of actual use to have been (i) in its possession or (ii) independently developed without reliance on Confidential Information.

         c. Notwithstanding, all correspondence regarding PATENTS to or from USC's patent counsel or a government patent office or tribunal shall be considered Confidential Information, regardless of whether such information is stamped as confidential, provided none of the above exceptions apply.

27. EXPORT CONTROLS

         It is understood that USC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (such laws include the Arms Export Control Act, as amended and the Export Administration Act), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities by the Licensee may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. USC neither represents that a license shall not be required nor that, if required, it shall be issued. Licensee shall not engage in any activity in connection with this Agreement that is in violation of any applicable U.S. law.

28. INDEPENDENT CONTRACTOR

         In rendering performances under this Agreement, Licensee will function solely as an independent contractor and not as agent, partner, employee or joint venturer with USC. Nothing in this Agreement shall be deemed or construed to create the relationship of principal and agent, or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer, employee, agent or representative thereof shall, in any event, have any right, collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice or to perform any act or thing on behalf of the other party, except as expressly authorized under this Agreement or in writing by such other party in its sole discretion.

29. WAIVER

         No waiver by either party of any default or breach shall be deemed as a waiver of prior or subsequent default or breach of the same or other provisions of this Agreement.

30. ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No amendment, modification, extension or cancellation of this Agreement shall be binding on the parties unless mutually agreed to and executed in writing by each of the parties.

UNIVERSITY OF SOUTHERN CALIFORNIA               BIO-MANAGEMENT INC.

/s/ Dennis F. Dougherty                         /s/ Raymond A. Mirra, Jr.
----------------------------------------        --------------------------------
(Signature)                                     (Signature)

Dennis F. Dougherty                             Raymond A. Mirra, Jr.
----------------------------------------        --------------------------------
(Print or Type Name)                            (Print or Type Name)

Senior Vice President for Administration        Chairman
----------------------------------------        --------------------------------
(Official Title)                                (Official Title)

5/23/00                                         5/8/2000
----------------------------------------        --------------------------------
(Date)                                          (Date)

                                   APPENDIX A

                                FILING
USC NO.         SERIAL NO.       DATE         COUNTRY     TITLE
-----------------------------------------------------------------------------------------------------
3004               N/A       Not yet filed                Identification of a Fragment of a
                                                          Metalloproteinase That Potentially Inhibits
                                                          Angiogenesis and Tumor Growth in Vivo

3021               N/A       Not yet filed                Identification of a Fragment of a
                                                          Metalloproteinase That Stimulates Tumor
                                                          Growth in Vivo